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                                  Exhibit 99-2
                         Opinion and Consent of Counsel

[ING LOGO]

AMERICAS

US Legal Services


KIMBERLY J. SMITH
CHIEF COUNSEL
(610) 425-3427
Kim.Smith@Ingva.com


April 19, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention:  Filing Desk

RE: ING LIFE INSURANCE AND ANNUITY COMPANY (FORMERLY AETNA LIFE INSURANCE AND ANNUITY COMPANY) AND ITS VARIABLE LIFE ACCOUNT C
     POST-EFFECTIVE AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT ON FROM S-6 PROSPECTUS TITLE: FLEXIBLE PREMIUM GROUP VARIABLE UNIVERSAL LIFE INSURANCE FOR NEW YORK STATE UNITED TEACHERS BENEFIT TRUST ("NYSUT TRUST")
     SEC FILE NOS. 333-89953 AND 811-09665

Ladies and Gentlemen:

The undersigned serves as counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed, or supervised the review of, this Post-Effective Amendment No. 3 to the Registration Statement on Form S-6 (File No. 333-89953). This filing describes the Flexible Premium Group Variable Universal Life Insurance for New York State United Teachers Benefit Trust certificates (the "Certificates") offered by the Company through its Variable Life Account C (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

2. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Connecticut.

3. The assets of the Account will be owned by the Company. Under Connecticut law and the provisions of the Certificates, the income, gains and losses, whether or not realized from assets allocated to the separate account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

West Chester Site                       ING North America Insurance Company
1475 Dunwoody Drive
West Chester, PA 19380-1478

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4.   The Certificates provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Certificates.

5. The Certificates, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Kimberly J. Smith

Kimberly J. Smith